Exhibit 10.3

HANSEN MEDICAL, INC.

May 12, 2014

Will Sutton

Dear Will:

Hansen Medical, Inc. (the “Company”) is pleased to offer you the opportunity to earn an aggregate of $200,000 in cash retention bonuses. $50,000 will be earned on each of September 30, 2014, March 31, 2015, September 30, 2015 and March 31, 2016 (each, a “Retention Date”), subject to your continuous employment with the Company through the applicable Retention Date. To the extent earned, each bonus will be paid in a lump sum with the Company’s next regularly scheduled payroll following the applicable Retention Date. Each bonus will be reduced by applicable withholding taxes and other deductions required by law.

Nothing in this letter alters in any way your at-will employment relationship with the Company and therefore, you and the Company continue to have the right to terminate your employment with the Company at any time and for any reason, with or without cause.

If you have any questions regarding this letter you may contact me. This letter constitutes the entire agreement between you and the Company regarding the bonuses described herein; provided, however, that this letter does not replace or modify the terms of any other cash bonus opportunities for which you are eligible. Finally, this letter may only be modified in an express written agreement signed by you and a duly authorized officer of the Company.

Very truly yours,

HANSEN MEDICAL, INC.

By:	/s/ Christopher P. Lowe

Title:	/s/ Interim CEO

Accepted and agreed to:

/s/ Will Sutton
Will Sutton

Dated: May 12, 2014

2